Exhibit 5.1

[GREENBERG TRAURIG LETTERHEAD]

Greenberg Traurig LLP

1000 Louisiana St., Suite 1700

Houston, TX 77002

Main Tel: 713.374.3500

Main Fax: 713.374.3505

October 13, 2009

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of an aggregate of 1,058,454 common units representing limited partner interests in the Partnership (the “Securities”), pursuant to that certain Purchase Agreement dated October 9, 2009 (the “Purchase Agreement”), by and between the Partnership, on the one hand, and ZLP Fund, L.P., a Delaware limited partnership, and ZLP Master Opportunity Fund, Ltd., a Cayman Islands company, on the other hand.

The Securities were offered and sold pursuant to a prospectus supplement, filed October 13, 2009 (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b), to a prospectus dated April 13, 2009 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-157760) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion and the issuance of the Securities, we have examined originals or copies of (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Purchase Agreement; (v) the certificate of limited partnership and the limited partnership agreement of the Partnership; (vi) the certificate of incorporation and the bylaws of Ferrellgas, Inc. (the “General Partner”); (vii) certain resolutions of the board of directors of the General Partner; (viii) certificates of officers of the General Partner, including the exhibits thereto, with respect to certain matters (the “Officer’s Certificates”); and (ix) the Partnership’s Registration Statement on Form 8-A/A, as filed with the Commission on December 8, 2005.

In our examinations and investigations of all of the documents listed in clauses (i) through (ix) in the above paragraph (collectively, the “Documents”), we have assumed (a) the genuineness of all signatures on, and the authenticity of, all Documents submitted to us as originals and the conformity to the original documents of all such Documents submitted to us as copies, (b) that the Documents have not been and will not be, on or before the date of this opinion, altered or amended in any respect material to our opinions as expressed herein, (c) the truthfulness of all statements of fact set forth in such Documents, (d) the due authorization, execution and delivery by the parties thereto of all Documents examined by us other than the Partnership and the General Partner, (e) the legal capacity of all individuals, and (f) that, to the extent such Documents purport to constitute agreements of parties other than the Partnership and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.

Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued in accordance with the terms and provisions of the Purchase Agreement, and upon the Partnership’s receipt of the consideration set forth in the Purchase Agreement, the Securities will be duly authorized, validly issued, fully paid and nonassessable (except as non assessability may be affected by certain provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus Supplement, including this opinion as an exhibit or otherwise.

The foregoing opinion is strictly limited to the matters expressly stated herein, and no other or more extensive opinions are intended or implied or to be inferred beyond the matters expressly stated herein.  The foregoing opinion is based on and is strictly limited to, as in effect on the date hereof, the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal laws of the United States to the extent applicable to the Partnership or the General Partner.  Additionally, no opinion is expressed herein as to the effect the laws of any other jurisdiction might have upon the subject matter of the opinions expressed herein under any conflict of law principles or otherwise.

Moreover, we note that as special counsel to the Partnership, our representation of the Partnership is necessarily limited to such specific and discrete matters referred to us from time to time by representatives of the Partnership.  Accordingly, we do not have and you should not infer from our representation of the Partnership in this particular instance that we have any knowledge of the Partnership’s affairs or transactions other than as expressly set forth in this opinion letter.

It is understood that the foregoing opinion is to be used only in connection with the offer and sale of the Securities pursuant to the Purchase Agreement.  Other than as expressly stated above, we express no opinion on any other issue relating to the Partnership or to any investment therein.  The foregoing opinion is not a guarantee or opinion respecting matters of fact and should not be construed or relied on as such.  The foregoing opinion is as of the date hereof, we undertake no responsibility to update such opinion after the date hereof and we assume no responsibility for advising you of any changes with respect to any matters described in such opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP